UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/10/2011

SGS International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-133825

Delaware	20-3939981
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

626 West Main Street
Suite 500
Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 637-5443
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On November 10, 2011, SGS International, Inc. (the "Company") issued a press release announcing its financial results for the quarter ended September 30, 2011 and which included information regarding an earnings conference call being held by the Company to discuss those financial results. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 8.01.    Other Events

As most recently reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, the Company may from time to time seek to retire its outstanding 12% Senior Subordinated Notes Due 2013 ("Notes") in open market purchases, privately negotiated transactions, through calling the Notes or otherwise, depending on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amount of repurchases of our Notes may be material and may involve significant amounts of cash and/or financing availability.

Our Notes are currently outstanding in the aggregate principal amount of $174.5 million. We have notified the Trustee under the indenture relating to the Notes that we will redeem $15.0 principal amount of the Notes on December 23, 2011. We expect affected Noteholders to be notified on November 15, 2011. We intend to finance the December 23, 2011 redemption using cash generated from operations supplemented with borrowings under the revolving credit facility (the "Revolver") of our senior secured credit facility. The Revolver provides for $40.0 million of borrowing availability and, as of November 9, 2011, the full $40.0 million was available. The redemption was announced in a press release issued by the Company on November 10, 2011, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

The following is furnished as an exhibit to this report:

Exhibit Number       Description

99.1                        Press release dated November 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGS International, Inc.

Date: November 10, 2011	By:	/s/ Benjamin F. Harmon, IV
Benjamin F. Harmon, IV
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated November 10, 2011